SECOND AMENDMENTAND JOINDER

dated as of November 1,2011 to the

PARTICIPATIONAGREEMENT dated as of November 28,2007 among

VAN ECK VIP TRUST (Wa VAN ECK WORLDWIDE INSURANCE TRUST) (the "Fund"), VAN ECK SECURITIES CORPORATION (the b'Underwriter"), VAN ECK ASSOCIATES CORPORATION (the "Adviser"), and PRINCIPAL LIFE INSURANCE COMPANY (the "Company") (together with the Schedules, as amended from time to time, the "Agreement").

The parties have previously entered into the Agreement and have now agreed to amend the Agreement by the terms of this Second Amendment and Joinder (this "Amendment").

Accordingly, in consideration of the mutual agreements contained in this Amendment, the parties agree as follows:

1.	Amendment of the Agreement
(a)	Joinder. Principal National Life Insurance Company shall be an additional party to the Agreement as of the date of this Amendment. All references in the Agreement to the "Company" shall mean Principal National Life Insurance Company andlor Principal Life Insurance Company, as applicable.
(b)	Consent. Principal National Life Insurance Company agrees to be bound by all of the terms, provisions and conditionscontained in the Agreement as of the date of this Amendment.
(c)	Notices. Article XI1 of the Agreement is amended by adding contact information for Principal National Life Insurance Company as follows:

Principal National Life Insurance Company 711 High Street Des Moines, IA 50392-1170

Attention: Sara Wiener with a copy to Law: SecuritiesCounsel

(d)	Amended and Restated Schedule A. Schedule A is hereby amended and restated in accordance with the Amended and Restated Schedule A attached hereto.
2.	Representations

Each party represents to the other party in respect of the Agreement, as amended pursuant to this Amendment, that all representations made by it pursuant to the Agreement are true and accurate as of the date of this Amendment.

Miscellaneous

Entire Agreement; Restatement.

FPA-2nd Amendment-VanEck-Execution Dr&.doc

This Amendment constitutes the entire agreement and understanding of the parties with respect to its subject matter and supersedes all oral communication and prior writings (exceptas otherwise provided herein) with respect thereto.
	(ii)	Except for any amendmentto the Agreement made punuant to this Amendment, allterms and conditionsof the Agreement will continue in full force and effect in accordance with its provisions on the date of this Amendment. Referencesto the Agreement will be to the Agreement, as amended by this Amendment.
(b)	Amendments. No amendment, modification or waiver in respect of the matters contemplated by
	this	Amendment will be effectiveunless made in accordancewith the terms of the Agreement.
(c)	Counterparts. This Amendment may be executed and delivered in counterparts (including by
	facsimile	transmission), each of which will be deemed an original.
(d)	Headings. The headings used in this Amendment are for convenience of reference only and are
	not	to affectthe construction of or to be taken into consideration in interpretingthis Amendment.

IN WITNESS WHEREOF the parties have executed this Amendmentwith effect from the date specified first on the first page ofthis Amendment.

VAN ECK VIP TRUST	PRINCIPAL,LIFE INSURANCE COMPANY

By:
Name:

VAN ECK SECURITIES CORPORATION	PRINCIPALNATIONAL,	INSURANCE
COMPANY

	By:	--
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Title: D/Lf?CmL--L I P ? U O W ~ / ~ A

VAN ECK ASSOCIATES CORPORATION

FPA-2nd Amendment-VanEck-Execution Draft.doc